Exhibit 10.7

                         WATER PURCHASE CONTRACT RBS-2A

      THIS WATER PURCHASE CONTRACT is made this 25th day of September, 2003 by and between the New Jersey Water Supply Authority (the "Authority"), an instrumentality of the State of New Jersey created pursuant to the provisions of the New Jersey Water Supply Authority Act, P.L. 1981, C. 293, as amended, N.J.S.A. 1B ss.58:1B-1 et seq. and Middlesex Water Company ("Middlesex"), a corporation existing under the laws of the State of New Jersey (also referred to herein as "the Purchaser").

                                   BACKGROUND

      Pursuant to the Authority Act, the Authority was established for the express purpose of operating water supply facilities, including those water supply facilities theretofore operated by the State. In accordance with the Authority Act, the Authority operates, inter alia, the System.

      In connection with the operation of the System, the Authority, both in its own right and as the successor to the water supply facilities of the State, is a party with various System Water Purchasers, including the Purchaser, to Existing Contracts pursuant to which the Authority makes water available for purchase by such System Water Purchasers.


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      The Authority contemplates from time to time, undertaking various improvements to the System and in connection therewith, expects to adopt a Resolution which will authorize, inter alia, the issuance of Bonds for the purpose of making funds available to finance various projects for the System. Pursuant to a Bond Resolution, certain of the revenues received by the Authority from System Water Purchasers will be pledged by the Authority to pay the principal of and interest on Bonds.

      The parties hereto are entering into this Contract, which is one of several Water Purchase Contracts to be entered into by the Authority with System Water Purchasers, in order (i) to supercede the Existing Contracts between the Authority and the Purchaser and (ii) to provide for the sale to and purchase of water by the Purchaser consistent with the Purchaser's projected needs.

      NOW THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

      SECTION 1. Definitions.

      Unless the context clearly establishes otherwise, the following terms, when used in this Contract or in the Background hereto, shall have the following meanings:


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      "Annual Budget" means the annual budget of the Authority relating to the
System (which shall include all costs, obligations and expenses properly allocable to the System in accordance with generally accepted accounting principles and cost allocation principles), as amended or supplemented, adopted or in effect for a particular Fiscal Year.

      "Annual Payment" means the aggregate amount projected by the Authority to be payable to the Authority by the Purchaser for Uninterruptible Service during each Annual Payment Period, which Annual Payment shall be determined by (a) multiplying the applicable rates and charges for Uninterruptible Service set forth in the Rate Schedule in effect during the relevant Annual Payment Period by the number of MG of water contracted for by the Purchaser for Uninterruptible Service on an annual basis as set forth in this Contract, subject to adjustment to reflect any special allocations, charges, credits or adjustments provided for pursuant to the provisions of this Contract or any Rate Schedule, which may include but not be limited to: (i) adjustments based upon the water being derived from the System within the Delaware River Basin; (ii) debt service allocated specifically to those customers of the Authority who benefit from the debt to which such debt service relates; and (iii) for withdrawals within the Raritan Basin, an evaluation of


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

the equivalent sustained supply and the application of an appropriate production factor, all as contemplated by and/or set forth in the Rate Schedule and (b) adding thereto any charges for access to the System and any other charges imposed on the Purchaser by this Contract.

      "Annual Payment Period" means the calendar year, commencing January 1, 2004 during which Uninterruptible Service is to be provided to the Purchaser hereunder.

      "Annual Requirements" means the aggregate amount required during each Annual Payment Period to pay, or make provision for, all (i) Operation and Maintenance Expenses; (ii) Debt Service; and (iii) other requirements of the System required to be paid as is set forth in the Resolution, or in any Rate Schedule, or in any documents relating to Other Indebtedness, including but not limited to amounts required to meet the rate covenant set forth in Section 713 of the Resolution; provided, however, that the amount to be included for Debt Service in each Annual Payment Period shall be that amount accruing in the Bond Year or Bond Years, or corresponding portion thereof, commencing during the Fiscal Year within which such Annual Payment Period or portion thereof falls.

      "Authority" means the New Jersey Water Supply Authority established pursuant to the Authority Act.


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

      "Authority Act" means the "New Jersey Water Supply Authority Act", P.L. 1981, c.293, as amended (N.J.S.A. 58:1B-1 et -- seq.).

      "Authorized Officer" means the Chairman, Vice Chairman, Treasurer, Secretary or Executive Director of the Authority or any person or persons designated by the Authority to act on behalf of the Authority.

      "Bonds" means all bonds, notes or other evidences of indebtedness issued by the Authority and outstanding under the Resolution and each Supplemental Resolution to finance or refinance any cost, expense or liability paid or incurred or to be paid or incurred by the Authority in connection with the financing, planning, designing, constructing, acquiring, operating or maintaining of any part of the System.

      "Bond Year" means, with respect to any Bonds, the twelve-month period (and such shorter initial period, if any) established with respect to the issuance of such Bonds in a Supplemental Resolution, and with respect to Other Indebtedness, the twelve-month period (and such shorter initial period, if any) established with respect to the issuance of such Other Indebtedness in the documents relating to the issuance of such Other Indebtedness.

      "Credit Facility" means a policy of municipal bond insurance, a letter of credit, a surety bond, a loan agreement, a standby bond


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purchase agreement or other type of credit agreement, facility, insurance or guaranty arrangement pursuant to which funds can be obtained to pay the principal or redemption price of Bonds or Other Indebtedness and interest thereon.

      "Debt Service" for any period means, as of any date of calculation, with respect to (A) Outstanding Bonds, an amount equal to the sum of (i) the interest accruing during such period on such Bonds, and (ii) that portion of the principal of such Bonds accruing during such period, all as is set forth in the Resolution and (B) Other Indebtedness, an amount equal to (i) the interest accruing during such period on such Other Indebtedness and (ii) that portion of the principal accruing on such Other Indebtedness during such period, all as is set forth in the documents relating to the issuance of such Other Indebtedness.

      "Department" means the New Jersey Department of Environmental Protection.

      "Division" means the Water Supply Administration in the Department.

      "Event of Default" means a default by the Purchaser of the provisions of this Contract as a result of the occurrence of any of the events set forth in
Section 10 hereof.

      "Existing Contracts" means the existing water use contracts


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for the System between the Authority and System Water Purchasers covering the provisions of water from the System.

      "Fiscal Year" means the twelve-month period commencing on July 1 of each year and continuing through the following June 30.

      "Force Majeure" means acts of God, strikes, lockouts or other industrial disturbances; orders of the Government of the United States or the State or any agency or instrumentality thereof or of any civil or military authority; acts of terrorism, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, hurricanes, storms, floods, washouts, droughts and explosions; breakage or accidents to machinery, pipelines, dams or canals, other than as a result of the negligence of the party claiming inability to comply with its obligations; partial or entire failure of water supply, other than as a result of the negligence of the party claiming inability to comply with its obligations; arrests, civil disturbances; acts of any public enemy; and any other events not reasonably within the control of and not as a result of the negligence of the party claiming inability to comply with its obligations.

      "GPM" means gallons of water per minute.

      "General Fund" means the fund denominated as such and created pursuant to the Resolution.


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

      "Liquidity Facility" means an irrevocable letter of credit or other irrevocable Credit Facility issued by a financial institution or insurance company, which letter of credit or Credit Facility is payable on demand in the event the terms under which such letter of credit or Credit Facility was issued require payment thereunder.

      "Major Rehabilitation Fund" means the fund denominated as such and created pursuant to the Resolution.

      "MG" means million gallons of water.

      "MGD" means million gallons of water per day.

      "Minimum Dependable or Safe Yield" means that amount of water, from time to time determined by the Authority in accordance with applicable laws or regulations and presently estimated to be 225 MGD, which the System is capable of supplying continuously throughout a repetition of the most severe drought of record.

      "Monthly Water Payments" means either (i) the amount obtained by dividing the amount of the Annual Payment for any Fiscal Year by twelve or (ii) such other or different required monthly payments for which the Authority gives notice to the Purchaser pursuant to Sections 4B, or 4E hereof.

      "Operation and Maintenance Expenses" for any period means the amount (as set forth in the Annual Budget of the Authority, as from time to time amended) of all current costs, obligations and


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

expenses of, or arising in connection with, the (i) operation, maintenance and administration of the System, and minor additions or improvements thereof or thereto, or (ii) performance of any Water Purchase Contract, including, but not limited to, the items set forth herein below and items set forth in the Resolution as Operation and Maintenance Expenses, in each case, to the extent properly allocable to the System and, as applicable, determined on the cash basis of accounting and/or in accordance with generally accepted accounting and cost allocation principles:

            (i) all repairs and ordinary replacements and reconstruction of the System; all wages, salaries and other personnel costs, including costs of pension, retirement, health and other employee benefit programs; all fuel, utilities, supplies and equipment; and all supervisory, engineering, accounting, auditing, legal and financial advisory services;

            (ii) all taxes and payments in lieu of taxes;

            (iii) all costs of insurance for the System, including any forms of self insurance (or self insurance reserves) maintained by the Authority, and payment of all claims not covered by the Authority's insurance;

            (iv) all fees and expenses incurred in connection


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      with any Credit Facility, Liquidity Facility, Reserve Account Credit
      Facility, the issuance of any Bonds or the issuance of any Other Indebtedness, and all fees and expenses of counsel, fiduciaries and others in connection with any such Credit Facility, Liquidity Facility, Reserve Account Credit Facility, Bonds or Other Indebtedness; provided, however, that none of the foregoing shall be considered as Operation and Maintenance Expenses to the extent required to be capitalized under the Supplemental Resolution authorizing such Bonds or the documents authorizing such Other Indebtedness or paid out of the proceeds of such Bonds or Other Indebtedness;

            (v) all amounts required, pursuant to applicable law, to be deposited into the Rebate Fund;

            (vi) all amounts required to be deposited, in accordance with the Resolution, into any reserve fund established for Operation and Maintenance Expenses; and

            (vii) allowance for depreciation with respect to equipment and property having a depreciable life of greater than three (3) years but less than ten (10) years; and

            (viii) any other costs, expenses or obligations required to be paid by the Authority under the provisions of any Water Purchase Contract, contract relating to the System,


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

      any agreement or instrument relating to the Bonds or Other Indebtedness or by law;

      "Other Indebtedness" means all bonds, other than the Bonds or other obligations issued pursuant to the Resolution, notes or other evidences of indebtedness issued by the Authority, and Outstanding, including financing agreements and arrangements with the State, to finance or refinance any cost, expense or liability paid or incurred or to be paid or incurred by the Authority in connection with the financing, planning, designing, constructing, acquiring, operating or maintaining of any part of the System; provided, however, that Other Indebtedness shall not include obligations for supplies and services which are to be paid by the Authority out of current revenues, or obligations under leases which are not required to be capitalized under generally accepted accounting principles.

      "Outstanding" means (A) with reference to Bonds, as of any date, Bonds theretofore or thereupon being authenticated and delivered under the Resolution or any Supplemental Resolution except to the extent that any particular Bonds are not deemed to be outstanding pursuant to the provisions of the Resolution and (B) with respect to Other Indebtedness, such Other Indebtedness theretofore or thereupon being authenticated and delivered pursuant


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

to any documents relating to the issuance thereof except to the extent that any particular Other Indebtedness is not deemed to be outstanding as specifically provided therein.

      "Overdraft Service" means (i) the supply of water from the System, to the extent and from time to time available, in excess of aggregate Uninterruptible Service, for certain, interim, interruptible, non-guaranteed uses which a System Water Purchaser is authorized to withdraw pursuant to a Contract or (ii) such other definition as is set forth in the Rate Schedule.

      "Peaking Factor" means (i) the percentage equivalent of that volume of Overdraft Service available from the System for a given period in excess of Uninterruptible Service, which a customer may divert without charge or (ii) such other definition as is set forth in the Rate Schedule.

      "Point of Delivery" or "Point of Diversion" means the location where the System, including surface and ground water supplies, interconnects with the Purchaser's Interconnection System.

      "Production Factor" means the inverse ratio between any upstream allocation for a consumptive or depletive water diversion and its equivalent in sustained supply at the confluence at the Millstone and Raritan Rivers as follows: Production factor = Safe yield at the confluence / yield at the point of diversion (see


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

N.J.A.C. 7:11-2.8).

      "Projected Annual Requirements" means the aggregate amount projected by the Authority in its Annual Budget, as from time to time amended, to be required during each Annual Payment Period to pay all Annual Requirements.

      "Prudent Water Supply Practices" means, as of any particular time, any practices, methods and acts engaged in or approved by a significant portion of the water supply industry operating in areas having comparable characteristics to those of the System, or any of the practices, methods and acts which, in the exercise of reasonable judgment in the light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good practices, reliability, safety and expedition. Prudent Water Supply Practices are not intended to be limited to the optimum practice, method or act, to the exclusion of all others, but rather are intended to be a spectrum of possible practices, methods or acts expected to accomplish the desired results.

      "Purchaser" means the party to this Contract, which is purchasing water from the Authority.

      "Purchaser's Interconnection System" means the buildings, structures, piping, valves, meters and other control apparatus and


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equipment, installed or to be installed by or on behalf of, and owned and/or used by, the Purchaser (i) to connect Purchaser's system with the System at the Point of Delivery and to withdraw, measure, control and monitor the flow and quality of the water that the Purchaser withdraws from the System, and (ii) to transport such water to the Purchaser's system.

      "Rates" means the charges from time to time determined and established by the Authority in accordance with the Rate Schedule.

      "Rate Schedule" means the "Schedule of Rates, Charges and Debt Service Assessments for the Sale of Water from the Delaware and Raritan Canal - Spruce Run/Round Valley Reservoirs System" promulgated from time to time by the Authority and set forth in the New Jersey Administrative Code, all in accordance with applicable laws and regulations, as the same may from time to time be amended, and in accordance with the provisions of the System Rules and Regulations, which Rate Schedule establishes the rates, charges and debt service assessments by the Authority for water derived from the System in accordance with the following:

      (a) Uninterruptible Service. The Rates per MG set forth in such Rate Schedule for Uninterruptible Service shall be established for each Annual Payment Period on the basis of:

      (i) the Projected Annual Requirements for such Fiscal Year;


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      (ii) multiplied by the production factor for the diversion;

      (iii) divided by the lesser of: (a) the annualized amount of MGD of water from the System during such Fiscal Year which the Authority determines is available for Uninterruptible Service and for Standby Service or (b) the annualized amount of MGD of water from the System which is required to be provided by the Authority by the terms of all Water Supply Contracts for Uninterruptible Service and for Standby Service in effect during such Fiscal Year, in each case, times 365 (366 during a leap year); provided, however, that the Authority may exclude for any period, for purposes of computation hereunder, the Uninterruptible Service and Standby Service under any Water Purchase Contract where an Event of Default has occurred and is continuing.

      (b) Overdraft Service. The Rate(s) per MG for average daily diversions in excess of the Peaking Factor during a calendar month and year shall be the amounts set forth in the Rate Schedule.

      (c) Short-term Service. The Rates for Short-term Service established for each Annual Payment Period shall be the amounts set forth in the Rate Schedule.

      (d) Standby Service. The Rates set forth in such Rate Schedule for Standby Service shall be established for each Annual Payment Period on the basis of (i) a standby charge for each month


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during which Standby Service is available, equal to the capacity, in MGD, of the
Purchaser's withdrawal facilities to be served by such Standby Service plus (ii) a charge (against which the standby charge for such month shall be credited), for water actually consumed in any month, at the rate per MG established by the Rate Schedule for Uninterruptible Service.

      (e) Special User Service. The Rates for Special User Service established for each Annual Payment Period shall be the amounts set forth in the Rate Schedule.

            "Rebate Fund" means the fund denominated as such and created pursuant to the Resolution.

            "Reserve Account Credit Facility" means a surety bond, insurance policy, letter of credit, line of credit or other Credit Facility satisfying the requirements set forth in Section 518 of the Resolution.

            "Resolution" means the resolution adopted by the Authority authorizing the issuance of Bonds, and all Supplemental Resolutions.

            "Revenue Fund" means the fund denominated as such and created pursuant to the Resolution.

            "Short-term Service" means (i) the supply of water from the System, to the extent from time to time available, in excess of


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aggregate Uninterruptible Service, for certain interim, interruptible, non-guaranteed or short-term uses, such as growing agricultural or horticultural products, meeting extraordinary requirements in consumer demand for potable or industrial water as a result of transfers arising from a declaration of drought by the Department, meeting non-seasonal extraordinary requirements in consumer demand for potable or industrial water, or emergent maintenance or temporary failure of a critical component of a System Water Purchaser's infrastructure which a System Water Purchaser is authorized to withdraw pursuant to a Contract or (ii) such other definition as is set forth in the Rate Schedule.

            "Special User Service" means the supply of water from the Raritan River Basin, which a System Water Purchaser is authorized to continuously withdraw, without interruption, to be returned by the Purchaser to the stream channel of the System at a point reasonably considered by the Authority to be at or in the near vicinity of the point of withdrawal, substantially undiminished in quantity and not substantially degraded in quality, all as is determined by the Authority.

            "Standby Service" means the supply of water from the System for certain occasional uses, such as fire protection or other emergencies, natural or otherwise, which a System Water


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Purchaser is authorized to withdraw pursuant to a Contract.

            "State" means the State of New Jersey.

            "Supplemental Resolution" means any resolution enacted by the Authority supplemental to the Resolution in connection with the issuance of any particular Bonds, which Supplemental Resolution shall, inter alia, establish the specific terms applicable to such particular Bonds.

            "System" means the water supply system operated by the Authority known as the Delaware and Raritan Canal - Spruce Run/Round Valley Reservoirs System, and any expansion thereof, the major components of which presently consist of the Delaware and Raritan Canal water supply transmission facility, the Spruce Run and Round Valley Reservoirs and an interconnecting pumping station located where the Raritan and Millstone Rivers meet adjacent to the Delaware and Raritan Canal, together with all component plants, structures and other real or personal property, and additions and improvements thereto, necessary or useful and convenient for the accumulation, supply or transmission of water including but not limited to: reservoir facilities, settling and sediment storage basins, dams, dikes, intake and reservoir pipelines, force mains, pump stations and intake structures.

            "System Rules and Regulations" means the Rules for the


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Use of Water from the Delaware and Raritan Canal and Spruce Run/Round Valley
Reservoirs System, adopted on April 24, 1987 and effective on May 18, 1987 and presently set forth in Section 7:11-3.1 et. seq. of the New Jersey Administrative Code, and any amendments from time to time hereafter made thereto.

            "System Water Purchaser" means any party to a Water Purchase Contract with the Authority.

            "Uninterruptible Service" means the supply of water from the System which a System Water Purchaser is authorized continuously to withdraw, without interruption, for potable or industrial water supply purposes, pursuant to a Contract.

            "Water Act" means the "Water Supply Management Act", P.L. 1981, c. 262, as amended (N.J.S.A. 58:1A-1 et. seq.) and the rules promulgated thereunder.

            "Water Purchase Contracts" or "Contracts" means the contracts, and all supplements thereto, providing for Uninterruptible, Short-term, Standby Service or Special User Service with respect to water from the System to one or more System Water Purchasers.

            "Water Supply Plan Approval" means any approval by the Department of the purchase of water from the System, whether in the form of a water supply allocation permit, an interim approval of a


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water supply plan submitted as may be required by the Department for a water supply allocation permit, or otherwise.

            Except where the context otherwise requires, words importing the singular number shall include the plural number and vice versa, and words importing persons shall include firms, associations, corporations, districts, agencies and bodies. Any capitalized term used herein and not otherwise defined shall have the meaning set forth in the Resolution.

            SECTION 2. Water Service To Be Provided

            A. The Authority shall supply and make available for delivery to the Purchaser, on and after the date hereof, and the Purchaser shall be entitled to utilize the following water service, subject to the other terms and conditions of this Contract and the System Rules and Regulations:

                  (i)(a) Uninterruptible Service in the amount of 27 MGD, which is the average amount of Uninterruptible Service permitted to be withdrawn by the Purchaser subject to the provisions of Section 2(B) hereof;

                     (b) Overdraft Service of that number of MGD necessary to meet Purchaser's diversionary needs in excess of Uninterruptible Service.


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

                  (ii) Short Term Service of that number of MGD which shall be established by one or more separate agreements, which shall be supplemental hereto and incorporated herein, between the Authority and the Purchaser, entered into for such term as the Purchaser and the Authority shall agree, with the number of MGD so established to be the maximum amount of Short-term Service permitted to be withdrawn by the Purchaser in any twenty-four (24) hour period during the period covered by such separate and supplemental agreements except as otherwise limited by
      Section 2B hereof;

            B. Purchaser shall not withdraw water, in the aggregate for all Uninterruptible Service provided hereunder, at rates greater than an average of 27 million gallons in any twenty-four (24) hour period; 822 million gallons per month, which per minute, daily and monthly amounts shall be appropriately adjusted to reflect fluctuations in water use; and an average of nine thousand, eight hundred, and fifty-five (9,855) million gallons in any year from January 1, 2004 through November 30, 2023. The Purchaser shall immediately notify the Authority of any such withdrawals in excess of said amount.

            C. If the Authority determines that rationing the water derived from the System is necessary by reason of drought


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conditions or an emergency, it shall allocate all available water first to providing Uninterruptible Service under all Water Purchase Contracts, without any preference or priority, except that the Authority, in its sole discretion, may exclude Water Purchase Contracts where an Event of Default has occurred and is continuing, at the Authority's election, unless the Authority, in accordance with applicable law or regulation, is otherwise directed or required to allocate water in a specific manner, (i) pro rata, in accordance with the volume of water available, to each System Water Purchaser of Uninterruptible Service provided in all Water Purchase Contracts then in effect; or (ii) pro rata in accordance with the volume of water actually provided each System Water Purchaser of Uninterruptible Service pursuant to Water Purchase Contracts during the last preceding Annual Payment Period in which rationing of water was not necessary; or (iii) upon such other basis as shall be, in the judgment of the Authority, appropriate to distribute fairly among all System Water Purchasers of Uninterruptible Service pursuant to Water Purchase Contracts, the burden of such rationing. In the event that rationing is to be imposed by reason of an emergency for more than a seven-day period, the Authority shall consult with and give appropriate effect to the recommendations, if any, of the Department.


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

            D. If rationing is instituted, or if, other than as a result of an Event of Default, the Authority does not provide to the Purchaser the amount of water constituting Uninterruptible Service hereunder, or advises the Purchaser that it will be unable to do so other than as a result of an Event of Default, the Purchaser shall nevertheless at all times be required to pay for all water from the System constituting Uninterruptible Service available for delivery to the Purchaser.

            E. If in the event of an emergency, the Purchaser is legally restricted from purchasing all of the water constituting Uninterruptible Service hereunder, the Purchaser shall only be required to pay for such water constituting Uninterruptible Service as it is legally permitted to purchase (and the Authority is able to supply) during the period of such emergency.


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

            SECTION 3. System Water Quality.

            A. The water to be supplied by the Authority hereunder shall be raw, untreated water which the Authority shall supply to all System Water Purchasers without distinction as to source or quality variations of the water supplied and subject to the hazards inherent in natural streams. THE AUTHORITY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE QUALITY OF ANY WATER SUPPLIED OR THE CONDITION OF THE SYSTEM, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. However, the Authority, based upon water quality data supplied to it by any System Water Purchaser or other water quality data which may be obtained by the Authority, will take all reasonable measures to determine the source of water degradation and will exercise all appropriate administrative and legal rights under applicable law to compel the Department to assure that the stream water quality is in compliance with applicable stream standards.

            B. (1) In the event of contaminant discharges, spills or runoff to the Authority's water supplies which constitute an emergency and require immediate action to maintain the supply of water from the System, the Authority will take immediate corrective action either: (i) through requesting the appropriate agency to take such action or, (ii) directly, by its own personnel and/or outside contractors, to contain and, if necessary to remove such contaminants from the water supply, in the Authority's sole discretion. In addition, to the extent it is legally able to do so and it determines that such action is in the best interests of the Authority, the Authority will seek to recover all costs and damages resulting from any such incidents from the parties responsible.

            (2) If the Authority and the Purchaser, at the request of the Purchaser, agree that the quality of the water derived from the System is not of sufficient quality to be treated by the Purchaser for the purposes for which such water is to be used or there is any trend towards degradation of such water as a result of contamination in the quality of water derived from the System, the Authority and such Purchaser shall jointly (i) request the Department to take appropriate action to implement corrective measures or (ii) take other administrative or operational measures.

            SECTION 4. Payment for Water Services

            A. General. Purchaser agrees to make all payments for water services available hereunder in the amounts, at the times and places and in the manner provided herein subject to the Rate

Schedule and as modified from time to time, by the System Rules and Regulations.

            B. Purchaser agrees to pay Seller a rate equal to one-hundred percent of the total rate set forth in such Rate Schedule for Uninterruptible Service (see Section 2(A)(i)(a)) as illustrated in the following formula:
Uninterruptible Service * # of days in the month * rate;

            C. Purchaser agrees to pay Seller a Monthly Overdraft Rate equal to one-hundred and twenty percent of the total rate set forth in said Rate Schedule for Uninterruptible Service (see Section 2(A)(i)(a)) for average daily diversions for any calendar month in excess of a Peaking Factor of ten-percent of Uninterruptible Service as illustrated in the following formula: actual monthly diversion in excess of 10% of Uninterruptible Service * 1.20 * rate * days in the month;

            D. Purchaser agrees to pay Seller an Annual Overdraft Rate equal to one-hundred and fifteen percent of the total rate set forth in said Rate Schedule for Uninterruptible Service (see Section 2(A)(i)(a)) for average daily diversion for any calendar year in excess of Purchaser's Uninterruptible Service as illustrated in the following formula: average daily diversion in excess of Uninterruptible Service * 1.15 * rate * days in the year.


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

The annual overdraft period shall coincide with the calendar year;

            E. Uninterruptible Service. Purchaser agrees to make Monthly Water Payments for Uninterruptible Water Services no later than thirty (30) days from the date of each billing by the Authority to the Purchaser. Except as hereinafter provided, payments for Uninterruptible Service shall be based on the number of days in each month, whether or not the Purchaser actually withdraws the full amount of water available to it as Uninterruptible Service; provided, however, that the Purchaser shall not be required to make payment for water that the Authority does not make available to the Purchaser except where such non-provision of water is as a result of an Event of Default. The Authority shall notify the purchaser not later than thirty days prior to the beginning of each Annual Payment Period of the amount of the Purchaser's Annual Payment for Uninterruptible Service and the amounts of the Monthly Water Payments.

            F. Short-term Service. Purchaser agrees to pay not later than thirty
(30) days from the date of each billing by the Authority to the Purchaser, the charges for water actually consumed as Short-term Service in the immediate preceding month.

            G. Overdraft Payments. The Purchaser agrees to pay annually, the charges for those diversions referenced in Sections

4(C) and 4(D) above. The monthly overdraft payment will be remitted in November of the year in which the overdraft occurs. The annual overdraft payment will be remitted in February of the year following the year in which the overdraft occurred.

            H. Retroactive Debt Service Payment. The Purchaser agrees to pay to the Authority the following additional amounts:

            i. An amount equal to two million, two hundred and forty-five thousand, six hundred and seventeen dollars and twenty-four cents ($2,245,617.24), which sum represents the retroactive payment of a full proportionate share of the total annual payments of Debt Service for the 1958, 1969, and 1981 bonds made to the Authority by other purchasers of water from the System during the periods from July 1, 1983 through June 30, 1988 (1958 bonds), from July 1, 1988 through June 30, 2002 (1969 bonds) and from October 1, 1985 through December 31, 2003 (1981 bonds), for that certain 7 MGD of water initially contracted for purchase by the Purchaser commencing on January 1, 2004. Purchaser shall receive a credit of three hundred two thousand, nine hundred fifteen dollars and eighty-four cents ($302,915.84), representing the total retroactive debt paid by Purchaser associated with 7 mgd of unsold water as a prior system customer since 1983. Purchaser's adjusted retroactive debt payment for the 1958, 1969, and 1981 bonds shall be one million, nine hundred and forty-two thousand, seven hundred and one dollars, and forty cents ($1,942,701.40). Said payment is to be made on the first day of each month in 238 equal monthly installments of eight thousand, one hundred and twenty-eight dollars, and forty-six cents ($8,128.46) commencing March 1, 2004 and continuing through December 1, 2023 and one final payment of eight thousand, one hundred and twenty-seven dollars, and ninety-two cents ($8,127.92) payable on January 1, 2024; and

            ii. An amount equal to one million, two hundred and eighty-seven thousand, nine hundred and thirty-eight dollars and thirty-eight cents ($1,287,900.38), which sum represents the retroactive payment of a full proportionate share of the total annual Debt Service payments for the 1988 Water System Revenue Bonds made to the Authority by other purchasers of water from the System during the period from July 1, 1989 through June 30, 1998 for that certain 7 MGD of water initially contracted for purchase by the Purchaser commencing on January 1, 2004. Purchaser shall receive a credit of one hundred seventy-one thousand, nine hundred and forty-three dollars, and fifty-eight cents ($171,943.58), representing the total retroactive debt paid by Purchaser associated with 7 MGD of unsold water as a prior system customer since 1983. Purchaser's adjusted retroactive debt payment for the

1988 bond issue shall be one million, one hundred fifteen thousand, nine hundred and fifty-six dollars and eighty cents. ($1,115,956.80). Said payments are to be made on the first day of each month in 238 equal monthly installments of four thousand, six hundred and sixty-nine dollars and twenty-eight cents ($4,669.28) commencing March 1, 2004 and continuing through December 1, 2023, and one final payment of four thousand, six hundred and sixty-eight dollars and sixteen cents ($4,668.16) payable on January 1, 2024; and

            iii. An amount equal to five hundred and forty-four thousand, eighty-four dollars and twenty-five cents ($544,084.25), which sum represents the retroactive payment of a full proportionate share of the total annual payments of Debt Service for the 1998 Water Surplus Revenue Refunding Bonds made to the Authority by other purchasers of water from the System during the period from July 1, 1999 through December 31, 2003 for that certain 7 MGD of water initially contracted for purchase by the Purchaser commencing on January 1, 2004. Purchaser shall receive a credit of seventy-two thousand, six hundred and thirty-nine dollars $72,639.00), representing the total retroactive debt paid by Purchaser associated with 7 MGD of unsold water as a prior system customer since 1983. Purchaser's adjusted retroactive debt payment for the 1998 bond issue shall be four hundred and seventy-one thousand, four hundred and forty-five dollars and twenty-five cents ($471,445.25). Said payments are to be made on the first day of each month in 238 equal monthly installments of one thousand, nine hundred and seventy-two dollars and fifty-seven cents ($1,972.57) commencing March 1, 2004 and continuing through December 1, 2023, and one final payment of one thousand, nine hundred and seventy-two dollars and fifty-seven cents ($1,972.57) payable on January 1, 2024.

            I. Production Factor Payments. The Rate Schedule and System Rules provide that for a depletive diversion at any location above the confluence of the Millstone and Raritan Rivers, the Total Daily Allotment Charge shall be multiplied by the Production Factor, which is equal to System Safe Yield at the point of delivery. The Purchaser agrees to a Production Factor of 1.000 for its diversion and to pay the dollar equivalent to the Authority in Purchaser's Monthly Water Payments for Uninterruptible Water Services.

            J. Absolute Obligation. Purchaser's obligations hereunder to pay for water in the manner set forth in this Contract shall be absolute and unconditional, and shall not be affected by any failure by the Authority to perform its obligations hereunder, other than a failure by the Authority to supply water constituting Uninterruptible Service (in which event, as herein provided, Purchaser shall be unconditionally obligated to pay for the water available for taking), except as a result of an Event of Default, or be subject to any other defense or to any reduction, whether by offset, counterclaim or otherwise, except for any reductions or credits provided for herein, in the Rate Schedule or in the System Rules and Regulations.

            K. Overdue Payments. All payments for service which are not made by the due date therefore and any other sums required to be paid by the Purchaser to the Authority pursuant to this Contract shall bear interest at a per annum rate equal to the prime rate, as from time to time established by Chase Manhattan Bank as its prime rate (with any changes in such prime rate to be effective on any date that such rate is changed) plus 2%, such interest to be calculated from the due date of any required payment until actual payment thereof.

            L. Rate Adjustments and Procedures. The Authority reserves the right from time to time to adopt adjustments to the Rate Schedule and to the System Rules and Regulations in accordance with applicable laws and regulations. If as a result of any such adjustments the payments for service hereunder are adjusted by the

Authority, the Authority shall notify the Purchaser of the adjustments and of any revised schedule of Monthly Water Payments required to reflect such adjustments and the same shall, without any further act of the Authority or the Purchaser, constitute an amendment to this Contract.

            SECTION 5. Delivery and Withdrawal of Water.

            A. All water shall be withdrawn from the System at the Purchaser's sole cost and expense. Title to all water supplied from the System shall be in the Authority to the Point of Delivery, at which point title shall vest in the Purchaser upon its withdrawal of such water.

            B. The Authority hereby grants to the Purchaser for the term of this Contract a right which shall permit access to Purchaser and its designated representatives upon and over the System as may be necessary, at Purchaser's sole cost and expense, to install and construct at the Point of Delivery, and to replace, repair, operate and maintain, Purchaser's Interconnection System.

            C. The Purchaser shall not install or construct nor make any material alterations in Purchaser's Interconnection System without the prior written approval of the Authority. Purchaser shall submit engineering plans therefore to the Authority for its review and approval.

            D. The Authority or its designated representatives shall have the right at any time to examine Purchaser's Interconnection System from the Point of Diversion to and including the flow meter or measuring devices (hereafter "flow meters"). The Authority shall comply with all reasonable security protocols developed by Purchaser in conducting its inspections. The Purchaser shall, at its sole cost and expense, within ten (10) days (or such longer period as may be required by law) after receipt of written demand from the Authority, make such modifications or repairs to Purchaser's Interconnection System from the Point of Diversion to and including the flow meters as, in the opinion of the Authority, may be required to eliminate leakage of water from, or potential damage to the System. If Purchaser should fail to make such modifications or repairs, the Authority may do so and the Purchaser agrees to reimburse the Authority on demand for the Authority's cost therefore.

            E. The Purchaser shall purchase or construct, install, operate, maintain and repair, as a part of Purchaser's Interconnection System, at its sole cost and expense and in a manner which the Authority determines to be in accordance with Prudent Water Supply Practices, automated flow meters at the point(s) of diversion that electronically transmit daily diversionary flow information to the Seller, of the type and at location(s) approved by the Authority. The Purchaser shall have such flow meters tested for accuracy at its own sole cost and expense by a testing firm approved by the Authority (i) at least once during each Fiscal Year; (ii) following meter repairs; and (iii) at such other times as the Authority may reasonably request. Each test shall be evidenced by a certified report, which Purchaser will cause such testing firm to furnish to the Authority.

            F. Monthly meter readings of water shall be taken by the Purchaser on the last day of each month, or if such last day falls on Sunday or legal holiday, on the first working day thereafter. The Purchaser shall keep a daily record of flow rates and cumulative daily water withdrawal totals and shall submit to the Authority, not later than the tenth (10th) business day of each month, copies of such records for the preceding month. The Authority or its designated representatives shall have the right at any time to examine the flow meters or other measuring device, and any repairs or replacements made to such flow meter or other measuring device. Purchaser shall submit written certifications with its monthly meter readings.

            G. The Purchaser agrees to indemnify, defend and hold harmless the Authority from and against all claims, damages or losses suffered, sustained or required to be paid by the Authority, arising from any act or omission of the Purchaser, its officers, agents, representatives or employees, in connection with Purchaser's Interconnection System, the operation thereof, or any activities carried out by the Purchaser, its officers, employees, agents or representatives, on the premises of, or with respect to, the System, or with respect to any of the services which are the subject of this Contract.

            H. The Authority, subject to the provisions of the New Jersey Tort Claims Act, shall be responsible and shall at its own expense, defend itself against any and all suits, claims, losses, demands or damages of whatsoever kind or nature, arising out of or in connection with any act or omission of the Authority, its employees, agents or contractors, in performance of the obligations assumed by the Authority pursuant to this Agreement. The Authority hereby releases the Purchaser from any and all liabilities, claims, losses, costs, expenses and demands of any kind or nature whatsoever, arising under the state or federal law, solely out of or in connection with the Authority's performance of the obligations assumed by the Authority pursuant to this Agreement.

            I. In the event that any of the flow meters required to be maintained by the Purchaser shall fail to properly operate, the Authority may make necessary estimates of or adjustments in accordance with the System Rules and Regulations, to the amounts of water withdrawn by the Purchaser and to be charged by the Authority to the Purchaser for any period during which such failure exists and continues. The Purchaser agrees that at the request of the Authority it will repair or replace such meters, at its sole cost and expense. If the Purchaser fails to repair or replace the meters within 60 days following notice from the Authority, the Authority, may suspend the withdrawal of water by the Purchaser until such time as the meter is repaired or replaced; provided, however, that the Purchaser shall be required to continue to honor its payment obligations for water pursuant to this Contract during the period of such suspension, as if such suspension had not occurred.

            SECTION 6. Force Majeure.

            If by reason of Force Majeure either the Authority or Purchaser shall be rendered unable to satisfy its obligations under this Contract, in whole or in part, and shall give notice and all of the particulars of such Force Majeure in writing to the other such party hereto within a reasonable time after the occurrence of the event or cause relied on, then the obligation of the party giving such notice, to the extent affected by such Force Majeure, shall be suspended during the continuance of such inability; provided, however, that the existence of Force Majeure shall in no event affect the obligation of the Purchaser to make the Monthly Water Payments and other payments required under this Contract, but if less than the amount of water required to be supplied hereunder is supplied or available for supply, nothing in this Section 6 shall require the Purchaser to make payment for water other than in an amount equal to the greater of (i) the water actually supplied or (ii) the water available for supply by the Authority. Either party so affected shall use its best efforts to remove or overcome such Force Majeure as quickly as is practicable.

            SECTION 7. Term of Contract.

            A. This Contract shall commence on January 1, 2004 and shall continue until November 30, 2023 unless previously terminated as provided herein as a result of an Event of Default, or extended as provided in Section 7B hereof.

            B. If the Purchaser desires to continue the withdrawal of water from the System, contracted for pursuant to this Contract, beyond the date set forth in Section 7A hereof, the Purchaser shall submit to the Authority notification of intent to renew not less than 90 days prior to such date.

            C. If the Purchaser has not submitted a notification of intent to renew as provided in Section 7B hereof, the Authority shall notify the Purchaser of the expiration date of the Contract. If, after such notification by the Authority, the Purchaser continues withdrawal of water, the charge for such withdrawal shall be twice the rate per million gallons as is specified in the Rate Schedule then in effect.

            D. Within ninety (90) days after termination of this Contract, the Purchaser shall remove from the System Purchaser's Interconnection System and any other facilities installed by Purchaser on the System, shall restore the System to its former condition as nearly as may be practicable and in a manner satisfactory to the Authority and shall release and re-convey the rights granted pursuant to Section 5B hereof. If Purchaser shall fail to remove and restore as aforesaid, the Authority may make such removal and restoration at the sole cost and expense of the Purchaser, which cost and expense shall be paid by the Purchaser to the Authority on demand. The Authority further reserves the right to remove and sell Purchaser's Interconnection System and other facilities to the extent it deems appropriate.

SECTION 8. Insurance

            A. Authority Insurance. The Authority shall use reasonable commercial efforts to purchase and carry fire, casualty, public liability and other insurance on the System, or to otherwise establish and fund its own self-insurance program or participate in any State-administered pooled risk or self-insurance program, for purposes and in amounts which ordinarily would be carried or funded by a person or entity owing and maintaining facilities similar to the System.

            B. Purchaser Insurance. The Purchaser shall use reasonable commercial efforts to purchase and carry fire, casualty, public liability, and business interruption insurance covering Purchaser's business operations, unless Purchaser is not legally able to maintain business interruption insurance, and shall purchase and carry insurance covering Purchaser's obligations pursuant to
Section 5G hereof. All policies of insurance shall be written by insurance companies authorized to do business in the State and shall provide that no change of coverage shall be effected unless at least thirty (30) days' prior notice is given to the Authority. Certified copies of all replacement policies shall be delivered to the Authority not less than thirty (30) days prior to the expiration of any coverage. The "Authority" shall be named as an "Additional Insured" on all public liability insurance policies maintained by the Purchaser for Purchaser's Interconnection System and any other facilities of the Purchaser located on the System, on all business interruption insurance and all insurance covering Purchaser's obligations pursuant to Section 5G hereof. The proceeds of business interruption insurance shall be payable directly to the Authority to the extent of the Purchaser's obligations to purchase water hereunder.

            SECTION 9. Covenants, Representations, and Warrants

            A. The Authority shall continuously operate and maintain the System in an efficient manner in accordance with Prudent Water Supply Practices. The Authority shall have no liability in the event that the water, which is actually available to the System is insufficient to permit the Authority to comply with its obligations hereunder.

            B. The Authority shall not enter into any Water Purchase Contract which would result in (i) Uninterruptible Service called for under all Water Purchase Contracts to exceed the Maximum Dependable or Safe Yield or (ii) the water supply called for under all contracts or commitments for water of the System to exceed the maximum output capacity of the System.

            C. The Authority represents and warrants that it has all licenses and permits presently obtainable from any federal, state or local governmental authority required in order to enter into this Contract and to provide water to Purchaser as herein set forth.

            D. The Authority shall exercise reasonable efforts to execute Contracts, similar in form and content to this Contract, with all other users of the System; provided, however, that notwithstanding the foregoing, the Authority may (i) enter into Contracts for durations other than the term of this Contract and (ii) enter into Contracts, containing terms which may be inconsistent with the terms of this Contract, if the Authority determines it to be necessary in connection with the operation of the System so long as such Contracts do not increase the Purchaser's obligations hereunder for Debt Service unless the Purchaser is benefited as a result of the provisions of such Contract. All Contracts entered into by the Authority shall contain rates and charges for water as are set forth in the Rate Schedule then in effect.

            E. The Purchaser represents and warrants that it has all licenses and permits from any federal, state or local governmental authority required in order to enter into this Contract, to divert water from the System in accordance therewith and to operate the

Purchaser's Interconnection System.

            F. The Purchaser covenants to (i) maintain in good operating order and repair the Purchaser's Interconnection System; (ii) charge and collect taxes, fees and other charges to its residents and customers which, from time to time together with other funds available to the Purchaser, are reasonably estimated to be required by the Purchaser to make the payments to the Authority which are required pursuant to this Contract.

            SECTION 10. Events of Default.

            Any of the following shall constitute an Event of Default:

            If the Purchaser shall (i) fail to make any payment due under this Contract for a period of more than 15 days after any such payment is due or (ii) shall fail or be unable to perform, or shall default in the performance of, any of its obligations under this Contract, and such failure, inability or default in performance is (A) willful or (B) remains uncured for more than 30 days after notice thereof is given by the Authority to Purchaser; provided however, that if such failure, inability or default in performance is incapable of being cured within such 30 day period, the same shall not constitute an Event of Default so long as

Purchaser commences to cure such failure, inability or default in performance within such 30 day period and diligently and continuously proceeds to cure the same.

            If an Event of Default has occurred, then the Authority may, without further notice, take any one or more of the following actions:

            (a) Discontinue the supply and delivery of water under this Contract, including disconnecting Purchaser's Interconnection System from the System during the period of such default, without altering the obligation of the Purchaser to make Monthly Water Payments or any other payment required by the terms of this Contract;

            (b) Bring any suit, action or proceeding at law or in equity necessary or appropriate to enforce any covenant, agreement or obligation against the Purchaser.

            (c) Take any other action permitted by law or equity to enforce its rights under this Contract and to recover damages for breach thereof, or

            (d) Terminate this contract.

            SECTION 11. Payments and Notice.

            Unless otherwise provided herein, any payment, notice, communication, request, reply or advice herein provided or permitted to be given, made or accepted by the Authority or the Purchaser to each other shall be given or be served either by depositing the same in the United States mail postpaid and registered or certified and addressed to the party to be notified, with return receipt requested, or by delivering the same to an officer of such party, or by prepaid telegram when appropriate, addressed to the party to be notified. Notice deposited in the mail in the manner hereinabove described shall be conclusively deemed to be effective, unless otherwise stated herein, from and after the expiration of three days after it is so deposited. Notice given in any other manner shall be effective only if and when received by the party to be so notified. For the purposes of notice, the addresses of the Authority and Purchaser shall, until changed as hereinafter provided, be as follows:

            If to the Authority:

               New Jersey Water Supply Authority
               1851 State Highway 31
               Post Office Box 5196
               Clinton, New Jersey 08809

               Attention: Executive Director

            If to the Purchaser:

               Middlesex Water Company
               1500 Ronson Road

               P.O. Box 1500
               Iselin, NJ 08830-0452

The Authority and Purchaser shall have the right from time to time and at any time to change their respective addresses by at least fifteen (15) days' written notice to the other party hereto given in the manner hereinabove set forth.

            SECTION 12. Severability.

            In the event that any one or more of the provisions of this Contract shall for any reason be held to be illegal or invalid by a court of competent jurisdiction, it is the intention of each of the parties hereto that such illegality or invalidity shall not affect any other provision hereof, but this Contract shall be construed and enforced as if such illegal or invalid provision had never been contained herein.

            SECTION 13. Incorporation of Rate Schedule and System Rules and Regulations.

            The Rate Schedule and the System Rules and Regulations are hereby incorporated herein by reference as fully as if herein set forth and all of the terms and provisions of such Rate Schedule and System Rules and Regulations shall be part of this Contract and shall be binding upon the Purchaser.

            SECTION 14. Calculations of the Authority.

            All meter readings to the extent made by the Authority and all calculations made by the Authority of amounts due by a Purchaser pursuant to this Contract, whether based upon meter readings or estimates by the Authority or meter readings by the Purchaser, shall be valid and binding upon the Purchaser absent manifest error by the Authority.

            SECTION 15. Termination of Existing Contract.

            Except (i) for amounts which may presently be due pursuant to the terms thereof and (ii) as is specifically set forth in this Section 15, this Contract supercedes the Existing Contract being specifically RBS-2 which is deemed by the parties hereto to be terminated.

            SECTION 16. Binding Effect.

            This Contract, when executed and delivered by the parties hereto, shall be a valid and binding agreement, which shall be governed by and construed in accordance with the laws of the State. Neither party hereto may assign its rights or obligations hereunder without the consent of the other party.

            IN WITNESS WHEREOF, the Authority and the Purchaser have caused this Contract to be duly executed the date and year above first written.

(Authority Seal)

ATTEST:                       NEW JERSEY WATER SUPPLY AUTHORITY


                              By:
------------------------          ------------------------------
                                  Thomas G. Baxter, P.E.
                                  Henry S. Patterson III
                                  Executive Director

(Purchaser Seal)

ATTEST:                       MIDDLESEX WATER COMPANY


 s/ MF Reynolds               By: s/ Dennis G. Sullivan
-----------------------           ---------------------
Secretary                         President

                     Reviewed and Approved As to Form Only:

                                 Peter C. Harvey
                         Attorney General for New Jersey


                          By:
                              ------------------------
                                 Helene P. Chudzik

                              Deputy Attorney General


                                       49